Exhibit 99.1

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Avista receives Commission order regarding 2015 general rate cases
$8.4 million customer refund will be distributed as part of ongoing 2019 general rate case

SPOKANE, Wash., March 06, 2020 Avista (NYSE: AVA) today received an order from the Washington Utilities and Transportation Commission (WUTC or Commission) that will refund $8.4 million to Avista’s customers as a result of the appeal and remand of the Company’s 2015 general rate cases.

“We believe this outcome is fair and reasonable for our customers, shareholders and Avista,” said Dennis Vermillion, Avista president and CEO. “We take our responsibility to provide safe, reliable energy at an affordable price seriously, and we work hard every day to deliver value for those we serve.”

The refund amount that will be on customer bills and the way it will be distributed will be determined in Avista’s ongoing 2019 general rate cases. The Commission must issue an order in the 2019 rate cases by March 31.

Background
The Public Counsel Section of the Washington Attorney General’s Office, a party to Avista’s general rate cases, appealed the Commission’s decision in the 2015 rate case. In August of 2018, the Washington State Court of Appeals issued its Opinion on the appeal.

In its Opinion, the Court concluded that a rate-making method used to calculate a portion of customer rates in the Commission’s decision was not in line with the law, and the Court sent the case back to the Commission to recalculate rates that were in place for 2016. The Commission began the regulatory process to recalculate rates in May of 2019.

About Avista Corp.
Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is the operating division that provides electric service to 393,000 customers and natural gas to 361,000 customers. Its service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.7 million. Alaska Energy and Resources Company is an Avista subsidiary that provides retail electric service in the city and borough of Juneau, Alaska, through its subsidiary Alaska Electric Light and Power Company. Avista stock is traded under the ticker symbol "AVA."  For more information about Avista, please visit www.avistacorp.com.

This news release contains forward-looking statements regarding the company’s current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2019.

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